Exhibit 2.1

AMENDMENT NO.2 TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO.2 to AGREEMENT AND PLAN OF MERGER (“Amendment”) dated January 31, 2013 is an amendment to that certain Agreement and Plan of Merger ("Merger Agreement") dated November 13, 2012, as amended by Amendment No. 1 on January 15, 2013, by and among EastBridge Investment Group Corporation, an Arizona corporation (“Parent”), CBMG Acquisition Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands, all of the outstanding shares of which are owned by the Parent (“Merger Sub”), and Cellular Biomedicine Group Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”).

Section 2.2 of the Merger Agreement is hereby amended such that the Drop Dead Date shall be February 6, 2013.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMPANY:

CELLULAR BIOMEDICINE GROUP LIMITED

By:	/s/ Wen Tao Liu
Name	Wen Tao Liu
Title	Chairman and Chief Executive Officer

PARENT:

EASTBRIDGE INVESTMENT GROUP CORPORATION

By:	/s/ Norman P. Klein
Name	Norman P. Klein
Title	Chief Operating Officer and Chief Financial Officer

MERGER SUB:

CBMG ACQUISITION LIMITED

By:	/s/ Norman P. Klein
Name	Norman P. Klein
Title	President